Exhibit 99.1

CBA FLORIDA, INC. ANNOUNCES INTENT TO CALL SHAREHOLDER MEETING, PROPOSES APPROVAL OF PLAN OF LIQUIDATION AND DISSOLUTION

LAS VEGAS, NV / ACCESSWIRE / February 11, 2020 / CBA Florida, Inc. (www.cbafloridainc.com) (OTC PINK: CBAI) ("CBAI" or the "Company") today announced that its Board of Directors (the “Board”) has approved a Plan of Liquidation and Dissolution of the Company (the “Plan of Dissolution” or the “Plan”), subject to shareholder approval. The Company presently intends to hold an annual meeting of its shareholders (the “Annual Meeting”) in the second quarter of 2020 for purposes of the election of directors, approving the Plan of Dissolution, and to vote on other related matters and proposals that might arise. If the shareholders approve the Plan of Dissolution, the Company intends to file articles of dissolution, satisfy or resolve its remaining liabilities and obligations, including but not limited to known and unknown contingent liabilities and claims, costs associated with the liquidation and dissolution, taxes payable, and other contingencies and costs. If the shareholders approve the Plan, the Board currently intends to make an initial distribution of at least $0.0048 per share as promptly as reasonably possible thereafter.

Prior to the filing of articles of dissolution, the Board will continue to evaluate any strategic alternatives available to the Company in accordance with its fiduciary duties to the Company and its shareholders.

David Sandberg, CBAI’s Chairman, stated, “After devoting substantial time and effort in identifying and pursuing opportunities to maximize shareholder value, including discussions of a stock sale with multiple parties that ultimately failed, the Board has decided to move forward with a dissolution, subject to shareholder approval. The Board engaged one of the top global economic consulting firms, which recently completed an estimate of certain liabilities of the Company, in order to confirm the Company is in a position to make a cash distribution. In the coming weeks, the Company intends to announce the date of the Annual Meeting and will file preliminary proxy materials.”

About CBA Florida, Inc.

CBA Florida, Inc., formerly Cord Blood America, Inc., does not currently have any active business operations and consists of the cash, receivables, and liabilities remaining post-closing of the sale of substantially all of the Company’s assets.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. The Company uses words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. These statements are based largely on the Company’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its continuing limited operations, as well as liabilities and third-party claims currently existing or which may arise in the future. The Company encourages you to review other factors that may affect its future results in its filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:

Anthony Snow

asnow@cbafloridainc.com